Exhibit 10.1

ADDENDUM TO FEBRUARY 18, 2011 EMPLOYMENT AGREEMENT

This Addendum to the February 18, 2011 Employment Agreement is entered into by and between the athenahealth, Inc. (“Athena”) and Stephen N. Kahane, M.D. (“Employee”).
NOW THEREFORE, in consideration of mutual promises and covenants, Athena and Employee agree as follows:
The February 18, 2011 Employment Agreement (“Agreement”) between Athena and Employee shall remain in full force and effect, and shall continue to govern the employment relationship between the parties pursuant to its terms, except that the Agreement shall be modified as follows:

1)
The first clause of the first sentence of Paragraph 2(a) of the Agreement is amended as follows: “During the period that Employee is employed by Athena (the “Employment Period”), Employee will: (1) serve as an Executive Director or in any other executive (“executive” meaning Executive Director cohort or above) position that Athena may from time to time assign to Employee;”. The remaining provisions of Paragraph 2(a) remain the same.

2)	Schedule A of the Agreement is amended as follows:

a.	As of October 29, 2017, Employee’s yearly base salary shall be $225,000.

3)	Employee acknowledges and affirms that the execution of this Addendum does not constitute “Good Reason” for the resignation of his Employment pursuant to Schedule B of the Agreement.

4)
Athena and Employee agree that for 2017, Employee’s eligibility to receive a bonus and equity awards shall be calculated as follows: 83% eligibility based on the Executive Vice President multiple (representing 10 months of the year) and 17% based on the Executive Director multiple (representing 2 months of the year). For 2018 and going forward, Employee’s eligibility to receive a bonus and equity awards will be based on the Executive Director level.

This Addendum is effective as of October 19, 2017.

/s/ Stephen N. Kahane, MD	/s/ Dan Haley
Stephen N. Kahane, MD	Dan Haley
for athenahealth, Inc.